EXHIBIT 99.1
ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2020 and 2019

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2020 and 2019
Table of Contents
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Report of Independent Auditors
The Board of Directors
Enviva Holdings, LP and subsidiaries

We have audited the accompanying consolidated financial statements of Enviva Holdings, LP and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the consolidated statements of operations, comprehensive loss, changes in partners’ capital and cash flows for the years then ended, and the related notes to the consolidated) financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enviva Holdings, LP and subsidiaries at December 31, 2020 and 2019, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Tysons, Virginia
March 31, 2021

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2020 and 2019
(In thousands, except number of units and unless otherwise noted)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$66,114	$30,647
Restricted cash	1,561	77
Accounts receivable	124,212	72,421
Other accounts receivable	15,112	6,497
Inventories	45,224	40,103
Prepaid expenses and other current assets	6,820	6,613
Total current assets	259,043	156,358
Property, plant and equipment, net	1,242,421	897,116
Operating lease right-of-use assets	111,927	59,234
Goodwill	99,660	85,615
Other long-term assets	12,943	7,782
Total assets	$1,725,994	$1,206,105
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$22,398	$26,099
Related-party payable	485	—
Accrued liabilities and other current liabilities	147,330	83,364
Current portion of interest payable	24,656	4,347
Current portion of long-term debt and finance lease obligations	14,551	10,317
Related-party note payable	20,000	—
Deferred revenue	4,855	4,139
Total current liabilities	234,275	128,266
Long-term debt and finance lease obligations	913,498	634,550
Long-term operating lease liabilities	111,991	59,002
Deferred tax liabilities, net	25,218	7,590
Other long-term liabilities	31,352	19,441
Total liabilities	1,316,334	848,849
Commitments and contingencies
Partners’ capital:
Series A (785.0 million and 250.0 million units outstanding with liquidation preference of $812.9 million and $606.0 million at December 31, 2020 and December 31, 2019, respectively)(1)	(92,703)	74,031
Series B (2,500 units outstanding at December 31, 2020 and 14.1 million units authorized, issued and outstanding at December 31, 2019, with liquidation preferences of $45.0 million)(1)	13,865	(5,274)
Series C (no units authorized and issued at December 31, 2020 and 7.2 million units authorized and issued at December 31, 2019 with 6.0 million units outstanding)(1)	—	1,200
Series D (no units authorized, issued and outstanding at December 31, 2020 and 125.0 million units authorized, 113.2 million units issued and outstanding at December 31, 2019 with liquidation preferences of $127.3 million)(1)	—	(14,256)
Series E (no units authorized and issued at December 31, 2020 and 1.2 million units authorized and issued at December 31, 2019 with 1.1 million units outstanding)(1)	—	386
Total Enviva Holdings, LP partners’ capital	(78,838)	56,087
Noncontrolling interests	488,498	301,169
Total partners’ capital	409,660	357,256
Total liabilities and partners’ capital	$1,725,994	$1,206,105
(1)See Note 14, Partners’ Capital
See accompanying notes to consolidated financial statements.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2020 and 2019
(In thousands)

	2020	2019
Product sales	$830,528	$674,251
Other revenue	44,434	9,317
Net revenue	874,962	683,568
Cost of goods sold, excluding depreciation and amortization	719,901	605,447
Depreciation and amortization	82,523	61,987
Total cost of goods sold	802,424	667,434
Gross margin	72,538	16,134
General, administrative and development expenses	131,779	101,270
Related-party monitoring fee	1,189	1,106
Loss from operations	(60,430)	(86,242)
Other income (expense):
Interest expense	(45,996)	(42,042)
Early extinguishment of debt	—	(9,042)
Other income, net	271	410
Total other expense, net	(45,725)	(50,674)
Loss from operations before income tax expense (benefit)	(106,155)	(136,916)
Income tax expense (benefit)	169	(1,932)
Net loss	(106,324)	(134,984)
Less net loss attributable to noncontrolling interests	20,034	53,480
Net loss attributable to Enviva Holdings, LP	$(86,290)	$(81,504)
See accompanying notes to consolidated financial statements.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
Years ended December 31, 2020 and 2019
(In thousands)

	2020	2019
Net loss	$(106,324)	$(134,984)
Other comprehensive income, net of tax of $0:
Net unrealized losses on cash flow hedges	—	(146)
Reclassification of net losses on cash flow hedges realized into net loss	(22)	(288)
Foreign currency translation adjustment	98	31
Total other comprehensive income (loss)	76	(403)
Total comprehensive loss	(106,248)	(135,387)
Comprehensive loss attributable to noncontrolling interests	19,996	53,480
Comprehensive loss attributable to Enviva Holdings, LP partners	$(86,252)	$(81,907)
See accompanying notes to consolidated financial statements.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statements of Changes in Partners’ Capital
Years ended December 31, 2020 and 2019
(In thousands)

	Previous Units Existing until the Recapitalization of Enviva Holdings, LP(1)										Current Units Created by the Recapitalization(1)
	Series A		Series B		Series C		Series D		Series E		Series A		Series B
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Equity Attributable to Enviva Holdings, LP	Noncontrolling Interests	Total Partners’ Capital
Partners’ capital, December 31, 2018	250,000	$128,179	14,063	$(2,228)	6,045	$1,200	113,172	$10,276	1,115	$386	—	—	—	—	$137,813	$295,555	$433,368
Issuance of Enviva Partners, LP common units through Enviva Partners, LP Long Term Incentive Plan	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	583	583
Issuance of Enviva Partners, LP common units, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	146,278	146,278
Cash distributions	—	—	—	—	—	—	—	(20)	—	—	—	—	—	—	(20)	(74,706)	(74,726)
Enviva Partners, LP unit-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,340	4,340
Enviva Partners, LP common units distributed to Hamlet JV Hancock Member	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(49,700)	(49,700)
Contributed capital	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	32,500	32,500
Other comprehensive loss	—	(134)	—	(8)	—	—	—	(60)	—	—	—	—	—	—	(202)	(201)	(403)
Net loss	—	(54,014)	—	(3,038)	—	—	—	(24,452)	—	—	—	—	—	—	(81,504)	(53,480)	(134,984)
Partners’ capital, December 31, 2019	250,000	$74,031	14,063	$(5,274)	6,045	$1,200	113,172	$(14,256)	1,115	$386	—	—	—	—	$56,087	$301,169	$357,256
Acquisition of noncontrolling interest in Greenwood	—	(41,445)	—	(2,331)	—	—	—	(18,762)	—	—	—	—	—	—	(62,538)	(31,121)	(93,659)
Other comprehensive income prior to recapitalization	—	18	—	1	—	—	—	9	—	—	—	—	—	—	28	—	28
Net loss prior to recapitalization	—	(32,597)	—	(1,834)	—	—	—	(14,756)	—	—	—	—	—	—	(49,187)	—	(49,187)
Recapitalization of Enviva Holdings, LP	(250,000)	(7)	(14,063)	9,438	(6,045)	(1,200)	(113,172)	47,765	(1,115)	(386)	784,980	(55,610)	—	—	—	—	—
Issuance of Enviva Partners, LP common units, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	190,529	190,529
Cash distributions	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(74,169)	(74,169)
Enviva Partners, LP unit-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	21,311	21,311
Enviva Holdings, LP unit-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	2,500	13,865	13,865	—	13,865
Contributed capital	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	100,775	100,775
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	10	—	—	10	38	48
Net loss	—	—	—	—	—	—	—	—	—	—	—	(37,103)	—	—	(37,103)	(20,034)	(57,137)
Partners’ capital, December 31, 2020	—	$—	—	$—	—	$—	—	$—	—	$—	784,980	$(92,703)	2,500	$13,865	$(78,838)	$488,498	$409,660
(1) See Note 14, Partners’ Capital
See accompanying notes to consolidated financial statements.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
(In thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(106,324)	$(134,984)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	82,436	65,565
Amortization of debt issuance costs, debt premium and original issue discount	2,506	2,138
Early extinguishment of debt	—	9,042
Loss on disposal of assets	8,715	3,577
Deferred taxes	336	(1,997)
Unit-based compensation	39,528	7,963
Fair value changes in derivatives	5,294	3,701
Unrealized loss on foreign currency transactions, net	10	215
Change in operating assets and liabilities:
Accounts and other receivables	(60,276)	(16,569)
Prepaid expenses and other current assets	1,012	(371)
Inventories	(1,903)	(4,735)
Other long-term assets	(13,904)	(1,251)
Derivatives	(249)	1,770
Accounts payable, accrued liabilities and other current liabilities	62,080	11,171
Related-party payables	464	(531)
Accrued interest	8,630	(5,209)
Operating lease liabilities	(10,912)	(8,464)
Deferred revenue	(4,139)	3,887
Other long-term liabilities	1,095	9,729
Net cash provided by (used in) operating activities	14,399	(55,353)
Cash flows from investing activities:
Purchases of property, plant and equipment	(220,998)	(145,200)
Payments in relation to the Georgia Biomass Acquisition, net of cash acquired	(163,299)	—
Other	328	—
Net cash used in investing activities	(383,969)	(145,200)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility	755,500	453,000
Principal payments on senior secured revolving credit facility	(635,500)	(526,000)
Proceeds from debt issuance	155,625	601,777
Principal payments on other long-term debt and finance lease obligations	(10,951)	(361,879)
Cash paid related to debt issuance costs	(3,858)	(7,560)
Cash paid for redemption premium from early retirement of debt	—	(7,544)
Payment for acquisition of noncontrolling interest in Greenwood and other projects	(93,659)	—
Proceeds from related-party note payable	20,000	—
Contributed capital	105,000	32,500
Cash distributions	(71,169)	(74,732)
Proceeds from issuance of Enviva Partners, LP common units	190,529	96,822
Payment for withholding tax associated with Long-Term Incentive Plan	(4,996)	(1,910)
Net cash provided by financing activities	406,521	204,474
Net increase in cash	36,951	3,921
Cash, cash equivalents and restricted cash, beginning of period	30,724	26,803
Cash, cash equivalents and restricted cash, end of period	$67,675	$30,724
See accompanying notes to consolidated financial statements

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
(In thousands)

	2020	2019
Non-cash investing and financing activities:
Enviva Partners, LP common units distributed to Hancock Member	$—	$(49,700)
Supplemental Information:
Interest paid, net of capitalized interest	$28,351	$41,190
See accompanying notes to consolidated financial statements.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except number of units, per unit amounts and unless otherwise noted)
(1) Business and Basis of Presentation
Enviva Holdings, LP (the “Partnership” or “Enviva”) was organized as a Delaware limited partnership on March 18, 2010. Enviva Holdings GP, LLC (the “General Partner”) is the general partner of the Partnership.
The Partnership supplies utility-grade wood pellets primarily to major power generators under long-term, take-or-pay off-take contracts. Enviva procures wood fiber, processes it into utility-grade wood pellets and loads the finished wood pellets into railcars, trucks and barges for transportation to deep-water marine terminals, where they are received, stored and ultimately loaded onto oceangoing vessels for delivery to customers principally in the United Kingdom (the “U.K.”), Europe, and increasingly Japan.
In 2013, the Partnership organized Enviva Partners, LP (“Enviva Partners”) as a Delaware limited partnership and owned 100% of Enviva Partners’ limited partnership interests. In May 2015, Enviva Partners completed an initial public offering (the “IPO”) of common units representing limited partnership interests in Enviva Partners. As of December 31, 2020, Enviva Partners owns and operates nine industrial-scale wood pellet production plants located in the Southeastern United States. Wood pellets are exported from Enviva Partners’ wholly owned deep-water marine terminals at the Port of Chesapeake, Virginia (the “Chesapeake terminal”), and terminal assets at the Port of Wilmington, North Carolina (the “Wilmington terminal”), and from third-party deep-water marine terminals in Mobile, Alabama, Panama City, Florida (the “Panama City terminal”) and Savannah, Georgia, under a short-term contract, a long-term contract and a lease and associated terminal services agreement, respectively.
In 2013, the Partnership organized Enviva Wilmington Holdings, LLC (the “Hamlet JV”). Enviva Development Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“DevCo”), and Hancock Natural Resource Group, Inc., a Delaware corporation (“HNRG”), John Hancock Life Insurance Company (U.S.A.), a Michigan corporation (“JHUSA”). and John Hancock Life Insurance Company of New York, a New York corporation (“JHNY,” and together with HNRG and JHUSA, the “Hamlet JV Hancock Member”) constituted the sole members of the Hamlet JV with DevCo as the managing member (the “Hamlet JV Enviva Member”). The Hamlet JV owns a plant in Hamlet, North Carolina and a firm, 15-year take-or-pay off-take contract with a customer for the delivery of nearly 1.0 million metric tons per year (“MTPY”) of wood pellets, following a ramp period.
In December 2017, the Partnership organized Enviva JV Development Company, LLC (the “Development JV”). At December 31, 2020, the Development JV was governed by a limited liability company agreement entered into by DevCo (the “Development JV Enviva Member”), HNRG and JHUSA (together with HNRG and JHUSA, the “Development JV Hancock Member”) were parties to the Development JV. The Development JV Enviva Member and the Development JV Hancock Member constituted the sole members, with the Development JV Enviva Member being the managing member, of the Development JV. In February 2021, the Partnership purchased the Development JV Hancock Member’s interest in the Development JV. See Note 17, Subsequent Events - Development JV.
The Partnership’s development activities are managed through DevCo which acquires, develops and constructs wood pellet production plants and dry-bulk, deep-water marine terminals in the Southeastern United States. DevCo is currently constructing a wood pellet production plant in Lucedale, Mississippi and a deep-water marine terminal at the Port of Pascagoula, Mississippi.
Pursuant to management services agreements (the “MSAs”) between the Hamlet JV, the Development JV and Enviva Management Company, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Enviva Management Company”), Enviva Management Company provides services to the Hamlet JV and the Development JV, including those necessary or incidental to the operation and management of the respective businesses. Enviva Management Company is also responsible for managing the activities of the Hamlet JV and the Development JV, including day-to-day operations and the development, construction and operation of the Hamlet JV and the Development JV’s respective operations and development projects. As the Partnership is deemed to be the primary beneficiary of the Hamlet JV and the Development JV, the accounts of the Hamlet JV and the Development JV are included in the Partnership’s consolidated financial statements.
On July 31, 2020, Enviva Pellets Waycross Holdings, LLC, a wholly owned subsidiary of Enviva Partners, acquired all of the limited liability company interests in Georgia Biomass Holding LLC, a Georgia limited liability company (“Georgia Biomass”) and the indirect owner of a wood pellet production plant located in Waycross, Georgia (the “Waycross plant”), for a purchase price of $175.0 million, subject to certain adjustments (the “Georgia Biomass Acquisition”). In August 2020, Georgia Biomass

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
converted to a limited liability company organized under the laws of the State of Delaware under the name Enviva Pellets Waycross Holdings Sub, LLC.
The Georgia Biomass Acquisition was recorded as a business combination and accounted for using the acquisition method. Assets acquired and liabilities assumed were recognized at fair value on the acquisition date of July 31, 2020, and the difference between the consideration transferred, excluding acquisition-related costs, and the fair values of the assets acquired and liabilities assumed was recognized as goodwill. See Note 3, Acquisition.
Reclassification
Certain prior period amounts have been reclassified to conform to current period presentation on the consolidated balance sheets.
(2) Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Partnership, its wholly owned subsidiaries, and variable interest entities (“VIEs”) in which the Partnership has a controlling financial interest or is the primary beneficiary. As managing member, the Partnership has the sole power to direct the activities that most impact the economics of Enviva Partners and the Development JV, and, as such, they are consolidated by the Partnership. All of the long-term debt in the consolidated financial statements are due from Enviva Partners where the creditors do not have recourse to the general credit of the Partnership, its primary beneficiary.
All intercompany accounts and transactions have been eliminated in consolidation and noncontrolling interests in equity and net income (loss) are shown separately in the consolidated financial statements.
Noncontrolling Interests
Noncontrolling interests include third-party equity ownership in Enviva Partners, the Hamlet JV and the Development JV. Noncontrolling interests are presented as a component of partners’ capital in the accompanying consolidated balance sheet. For Enviva Partners, the allocation of income (loss) is based on the percentage of its outstanding common units held by third-parties and the Partnership. For the Hamlet JV, the allocation was based on the percentage of units held by third-parties and the Partnership until April 1, 2019, after which there was no allocation to third-parties primarily as their capital contributions had all been repaid and substantially all of their preferred return on those capital contributions had been paid. For the Development JV, the allocation of income (loss) is based on the percentage of capital contributions from third-parties and the Partnership.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the amounts reported in the Partnership’s consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.
Business Combinations
Determining whether an entity has acquired a business or an asset (or a group of assets) is critical because the accounting for a business combination differs significantly from that of an asset acquisition. For an acquisition of a business, the overall principle is that, when an entity (the acquirer) takes control of another entity (the target), the fair value of the underlying exchange transaction is used to establish a new accounting basis for the acquired entity where the acquirer recognizes and measures the assets acquired and liabilities assumed at their full fair values as of the date control is obtained. For an acquisition of an asset, a cost accumulation and allocation model is used under which the cost of the acquisition is allocated to the assets acquired and liabilities assumed.
The Partnership must first evaluate whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. Gross assets acquired should exclude cash and cash equivalents, deferred tax assets and goodwill resulting from the effects of deferred tax liabilities. However, the gross assets acquired should

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
include any consideration transferred (plus the fair value of any noncontrolling interest and previously held interest, if any) in excess of the fair value of net identifiable assets acquired. A tangible asset that is attached to and cannot be physically removed and used separately from another tangible asset (or an intangible asset representing the right to use a tangible asset) without incurring significant cost or significant diminution in utility or fair value to either asset (for example, land and building) should be considered a single asset. In that context, the Partnership considers a wood pellet production facility to be a single identifiable asset.
The Partnership needs to apply judgment to determine what is considered “substantially all” because ASU 2017-01 does not provide a bright line for making this assessment. If the “substantially all” threshold is met, the acquired set of assets and activities is not a business. If that threshold is not met, the Partnership must evaluate whether the set meets the definition of a business, which consists of inputs and at least one substantive process applied to those inputs that have the ability to contribute to the creation of outputs. If that threshold is not met but the set does not meet the definition of a business, the acquisition would be an asset acquisition.
A business combination is an acquisition of a business and is accounted for using the acquisition method. Identifiable assets acquired and liabilities assumed are recognized at fair value on the acquisition date. Goodwill is calculated as the excess of the fair value of the consideration transferred, which excludes acquisition-related costs that are expensed, over the fair value of the net assets recognized and represents the future economic benefits arising from other net assets acquired that could not be individually identified and separately recognized. Fair value measurements may require the Partnership to make significant estimates and assumptions. A measurement period, which could be up to one year from the date of acquisition, exists to identify and measure the assets acquired and the liabilities assumed. During the measurement period, provisional amounts may be recognized and those amounts may subsequently be prospectively adjusted to reflect any new information about facts and circumstances that existed at the acquisition date that, if known, would have affected the measurement of these amounts. At the end of the measurement period, any subsequent changes would not be recognized under the acquisition method but would instead follow other accounting principles, which would then generally impact earnings.
Other Comprehensive Income (Loss)
Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses and gains and losses that under GAAP are included in comprehensive income (loss) but excluded from net income (loss). Other comprehensive income (loss) consists of net unrealized gains and losses related to derivative instruments accounted for as cash flow hedges and foreign currency translation adjustments. The beginning and ending balance of accumulated other comprehensive income (loss) was de minimis for all periods presented.
Cash and Cash Equivalents
Cash and cash equivalents consist of short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less.
Accounts Receivable
Accounts receivable represent amounts billed that are recorded at the invoiced amount and billable under the Partnership’s contracts that are pending finalization of prerequisite billing documentation and do not bear interest. As of December 31, 2020 and 2019, the Partnership had no amounts in allowance for doubtful accounts given the lack of historical credit losses and no current expectations of credit losses.
Inventories
Inventories consist of raw materials, work-in-progress, consumable tooling and finished goods. Fixed production overhead, including related depreciation expense, is allocated to inventory based on the normal production capacity of the facilities. To the extent the Partnership does not achieve normal production levels, the Partnership charges such under-absorption of fixed overhead to cost of goods sold in the period incurred.
Consumable tooling consists of spare parts and tooling to be consumed in the production process. Spare parts are expected to be used within a year and are expensed as used. Tooling items are amortized to expense over an estimated service life generally less than one year.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
Inventories are stated at the lower of cost or net realizable value using the first-in, first-out method (“FIFO”) for all inventories. Raw material, production and distribution costs associated with delivering wood pellets to marine terminals and third-party wood pellet purchase costs are capitalized as a component of inventory. These costs and the finished production overhead allocated to inventory are reflected in cost of goods sold when inventory is sold.
Intangibles
Intangibles primarily consist of favorable or unfavorable customer contracts and an unfavorable shipping contact that were acquired in the Georgia Biomass Acquisition. Intangibles with definite lives are amortized based on the pattern of economic benefit over their estimated useful lives, which are reviewed annually. The intangibles acquired in the Georgia Biomass Acquisition are being amortized on a straight-line basis, as MT of wood pellets to be sold or shipped under each contract are constant through the end of such contracts. See Note 10, Goodwill and Other Intangibles.
Revenue Recognition
The Partnership primarily earns revenue by supplying wood pellets to customers under off-take contracts, the majority of the commitments under which are long-term in nature. The Partnership’s off-take contracts are considered “take-or-pay” because they include a firm obligation of the customer to take a fixed quantity of product at a stated price and provisions that require that the Partnership be compensated in the case of a customer’s failure to accept all or a part of the contracted volumes or termination of a contract by a customer. Each of the Partnership’s long-term off-take contracts define the annual volume of wood pellets that a customer is required to purchase and the Partnership is required to sell, the fixed price per metric ton (“MT”) for product satisfying a base net calorific value and other technical specifications. These prices are generally fixed for the entire term, however, some may be subject to adjustments which may include annual inflation-based adjustments or price escalators, price adjustments for product specifications, as well as, in some instances, price adjustments due to changes in underlying indices. In addition to sales of the Partnership’s product under these long-term off-take contracts, the Partnership routinely sells wood pellets under shorter-term contracts, which range in volume and tenor and, in some cases, may include only one specific shipment. Because each of the Partnership’s off-take contracts is a bilaterally negotiated agreement, the Partnership’s revenue over the duration of such contracts does not generally follow observable current market pricing trends. The Partnership’s performance obligations under these contracts are the delivery of wood pellets, which the Partnership aggregates into MT. The Partnership accounts for each MT as a single performance obligation. The Partnership’s revenue from the sales of wood pellets the Partnership produces is recognized as product sales upon satisfaction of the Partnership’s performance obligation when control transfers to the customer at the time of loading wood pellets onto a ship.
Depending on the specific off‑take contract, shipping terms are either Cost, Insurance and Freight (“CIF”), Cost and Freight (“CFR”) or Free on Board (“FOB”). Under a CIF contract, the Partnership procures and pay for shipping costs, which include insurance and all other charges, up to the port of destination for the customer. Under a CFR contract, the Partnership procures and pay for shipping costs, which include insurance (excluding marine cargo insurance) and all other charges, up to the port of destination for the customer. Shipping under CIF and CFR contracts after control has passed to the customer is considered a fulfillment activity rather than a performance obligation and associated expenses are included in the price to the customer. Under FOB contracts, the customer is directly responsible for shipping costs.
In some cases, the Partnership may purchase shipments of product from third-party suppliers and resell them to other parties in back-to-back transactions (“purchase and sale transactions”). The Partnership recognizes revenue on a gross basis in product sales when the Partnership determines that the Partnership acts as a principal by having control of the wood pellets before they are transferred to the customer. Indicators of control have included being primarily responsible for fulfilling the promise to provide the wood pellets (such as by contracting to sell wood pellets before contracting to buy them), having inventory risk, or having discretion in establishing the sales price for the wood pellets. The decision as to whether to recognize revenue on a gross or net basis requires significant judgment.
The Partnership recognizes terminal services revenue ratably over the related contract term, which is included in other revenue. Terminal services are performance obligations that are satisfied over time, as customers simultaneously receive and consume the benefits of the terminal services the Partnership performs. The consideration is generally fixed for minimum quantities and any services above the minimum are generally billed based on a per-MT rate as variable consideration and recognized as services are performed. Any deficiency payments receivable and probable of being collected from a customer not

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
meeting quarterly minimum throughput requirements are recognized during the related quarter in satisfaction of the related performance obligation.
Variable consideration from off-take contracts arises from several pricing features outlined in the Partnership’s off-take contracts, pursuant to which such contract pricing may be adjusted in respect of particular shipments to reflect differences between certain contractual quality specifications of the wood pellets as measured both when the wood pellets are loaded onto ships and unloaded at the discharge port as well as certain other contractual adjustments.
Variable consideration from terminal services contracts arises from price increases based on agreed inflation indices and from above-minimum throughput quantities or services.
The Partnership allocates variable consideration under the Partnership’s off-take and terminal services contracts entirely to each performance obligation to which variable consideration relates. The estimate of variable consideration represents the amount that is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is resolved.
Under the Partnership’s off-take contracts, customers are obligated to pay the majority of the purchase price prior to the arrival of the ship at the customers’ discharge port. The remaining portion is paid after the wood pellets are unloaded at the discharge port. The Partnership generally recognizes revenue prior to the issuance of an invoice to the customer.
In instances where the Partnership has contracts to exchange wood pellets held for sale in the ordinary course of business for similar wood pellets to be sold in the same line of business to facilitate sales to customers other than the parties to the exchange, the Partnership accounts for these exchanges as nonmonetary transactions at the carrying amount of the wood pellets transferred, with no impact to revenue and with no net impact to cost of goods sold once an equal amount of wood pellets have been exchanged. For the sale of the wood pellets received to customers not parties to the exchange, the Partnership recognizes product sales revenue as described above for off-take contracts. To the extent that these exchanges also include compensation to the Partnership for shipping wood pellets, the Partnership recognizes it as product sales revenue as those wood pellets are loaded and the Partnership recognizes the shipping costs in cost of goods sold.
Cost of Goods Sold
Cost of goods sold includes the cost to produce and deliver wood pellets to customers, reimbursable shipping-related costs associated with specific off-take contracts with CIF and CFR shipping terms and costs associated with purchase and sale transactions. Distribution costs associated with shipping wood pellets to customers are expensed as incurred. The calculation of cost of goods sold is based on estimates used in the valuation of the FIFO inventory and in determining the specific composition of inventory that is sold to each customer.
Accrued and other current liabilities
Accrued and other current liabilities primarily includes liabilities related to construction in progress, amounts related cost of goods sold such as utility costs at the Partnership’s production facilities, distribution costs associated with shipping wood pellets to customers, and costs associated with the purchase of wood fiber and wood pellets not yet invoiced.
Derivative Instruments
Derivative instruments are classified as either assets or liabilities on a gross basis and carried at fair value and included in prepaid expenses and other current assets, other long-term assets, accrued and other current liabilities and other long-term liabilities on the consolidated balance sheet. Since August 2018 and March 2020, the Partnership has no longer applied hedge accounting treatment to any foreign currency and interest rate derivatives, respectively. Derivative instruments that did not or ceased to qualify, or are no longer designated, as accounting hedges are adjusted to fair value through earnings in the current period.
To the extent hedge accounting had previously been applied, it was applied to qualifying cash flow hedges with unrealized changes in their fair value recognized as accumulated other comprehensive income in partners’ capital to the extent they could be considered effective in accordance with the accounting standards on derivatives and hedging applicable during those periods.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
The effective portion of qualifying foreign currency hedges was reclassified into revenue in the same period or periods during which the hedged revenue affected earnings. The effective portion of qualifying interest rate swaps was reclassified into interest expense in the same period or periods during which the hedged interest expense affects earnings.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost, which includes the fair values of assets acquired. Equipment under finance leases is stated at the present value of lease payments. Useful lives of assets are based on historical experience and other relevant information. The useful lives of assets are adjusted when changes in the expected physical life of the asset, its planned use, technological advances or other factors show that a different life would be more appropriate. Changes in useful lives are recognized prospectively.
Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets. Plant and equipment held under finance leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.
Construction in progress primarily represents expenditures for the development and expansion of facilities. Capitalized interest cost and all direct costs, which include equipment and engineering costs related to the development and expansion of facilities, are capitalized as construction in progress. Depreciation is not recognized for amounts in construction in progress.
Normal repairs and maintenance costs are expensed as incurred. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. Direct costs, such as outside labor, materials, internal payroll and benefit costs, incurred during the construction of a new plant are capitalized; indirect costs are not capitalized.
The principal useful lives are as follows:

Asset	Estimated useful life
Land improvements	15 to 17 years
Buildings	5 to 40 years
Machinery and equipment	2 to 25 years
Vehicles	5 to 6 years
Furniture and office equipment	2 to 10 years
Leasehold improvements	Shorter of estimated useful life or lease term, generally 10 years
Costs and accumulated depreciation applicable to assets retired or sold are removed from the accounts, and any resulting gain or loss, is included in the consolidated statement of operations.
A long-lived asset (group), such as property, plant and equipment and amortizable intangible assets, is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset (group) may not be recoverable. There were no such indicators that would require impairment testing to be performed during the years ended December 31, 2020 and 2019.
Leases
The Partnership has operating and finance leases related to real estate, machinery, equipment and other assets where the Partnership is the lessee. Operating leases with an initial term of 12 months or less are not recorded on the balance sheet but are recognized as lease expense on a straight-line basis over the applicable lease terms. Operating and finance leases with an initial term longer than 12 months are recorded on the balance sheet and classified as either operating or finance.
Right-of-use (“ROU”) assets represent the Partnership’s right to use an underlying asset for the lease term and lease liabilities represent the Partnership’s obligation to make lease payments arising from the lease. The Partnership’s leases do not contain any material residual value guarantees, or restrictive covenants. In addition to fixed lease payments, the Partnership has contracts that incur variable lease expense related to usage (e.g. throughput fees, maintenance and repair and machine hours), which are expensed as incurred. The Partnership’s leases have remaining terms of one to 40 years, some of which include options to extend

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
the leases by up to multiple five-year extensions. The Partnership’s leases are generally noncancelable. Certain leases also include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise.
An incremental borrowing rate is applied to the Partnership’s leases for balance sheet measurement. As most of the Partnership’s leases do not provide an implicit rate, the Partnership generally uses the Partnership’s incremental borrowing rate based on the estimated rate of interest for a collateralized borrowing over a similar term of the lease payments as of the commencement date.
For contracts that contain lease and nonlease components, nonlease components are separated and accounted for under other, relevant accounting standards. The Partnership made an accounting policy election to not separate nonlease components from lease components for heavy machinery and equipment and buildings.
Operating leases are included in operating lease ROU assets, accrued and other current liabilities and long-term operating lease liabilities on the consolidated balance sheet. Finance leases are included in property, plant and equipment, the current portion of long-term debt and finance lease obligations and long-term debt and finance lease obligations on the Partnership’s consolidated balance sheet. Changes in ROU assets and operating lease liabilities are included net in change in operating lease liabilities on the consolidated statement of cash flows.
Debt Issuance Costs, and Original Issue Discounts and Premiums
Debt issuance costs and original issue discounts and premiums incurred with debt financing are capitalized and amortized over the life of the debt. Amortization expense is included in interest expense. If a debt instrument is retired before its scheduled maturity date, any related unamortized debt issuance costs and original issue discounts and premiums are written-off as gain or loss on debt extinguishment in the same period.
Unamortized debt issuance costs and original issue discounts and premiums related to a recognized debt liability are recognized as a direct deduction from the carrying amount of the related long-term debt and are amortized using the effective interest method. Unamortized debt issuance costs related to the Partnership’s revolving credit commitments are recognized as an asset and are amortized using the straight-line method.
Goodwill
Goodwill represents the purchase price paid for acquired businesses in excess of the identifiable acquired assets and assumed liabilities. Goodwill is not amortized but is tested for impairment annually and whenever an event occurs, or circumstances change such that it is more likely than not that the fair value of the reporting unit is less than its carrying amounts.
Impairment testing for goodwill is required to be done at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (also known as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available, and segment management regularly reviews the operating results of that component. Enviva Partners represents a single operating segment that has been deemed to be a single reporting unit. All of the Partnership’s goodwill is attributable to Enviva Partners so the impairment testing for goodwill is tested solely at Enviva Partners.
For the years ended December 31, 2020 and 2019, the Partnership performed a quantitative assessment using the market approach and determined the fair value of Enviva Partners exceeded its carrying amount. There have been no impairments to the carrying value of the Partnership’s goodwill during the period presented. See Note 10, Goodwill and Other Intangibles.
Income Taxes
The Partnership is a pass-through entity and is not considered a taxable entity for federal income tax purposes. The Partnership’s net income or loss is allocated to its limited partners in accordance with the partnership agreement of the Partnership (the “Partnership Agreement”). The partners are taxed individually on their share of the Partnership’s earnings. At December 31, 2020 and 2019, the Partnership did not have any liabilities for uncertain tax positions or gross unrecognized tax benefits.
Two of the Partnership’s corporate subsidiaries are subject to federal and state income tax and accounts for income taxes under the liability method. The Partnership conducted its foreign operations through foreign taxable entities and is therefore

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
subject to foreign income taxes. Deferred taxes are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realization of deferred tax assets is assessed on an annual basis and, unless a deferred tax asset is more likely than not to be utilized, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value (see Note 13, Income Taxes).
Some states impose franchise and capital taxes on the Partnership. Such taxes are not material to the consolidated financial statements are included in other expense as incurred.
Unit-Based Compensation
Employees, consultants and directors of the General Partner and any of its affiliates are eligible to receive equity awards and other forms of compensation under the Enviva Partners, LP Long-Term Incentive Plan (the “LTIP”) and Series B restricted unit awards. Phantom units issued in tandem with corresponding distribution equivalent rights (“DERs”) are granted to employees of Enviva Management Company that provide services to Enviva Partners and to independent directors of Enviva Partner’s general partner. Phantom unit awards vest subject to the satisfaction of service requirements and/or the achievement of certain performance goals. Once these conditions have been met, common units in Enviva Partners will be delivered to the holder of the phantom units. As of December 31, 2020 and 2019, Enviva Partners’ has the ability to settle certain outstanding phantom unit awards under the LTIP in either cash or common units at its election. As Enviva Partners has the ability to settle the awards in common units as of December 31, 2020 and reasonably expects to be able to deliver common units at the settlement date, Enviva Partners has classified all outstanding phantom unit awards as equity on the balance sheet (see Note 15, Equity-Based Awards).
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Fair Value Measurements
The Partnership applies authoritative accounting guidance for fair value measurements of financial and nonfinancial assets and liabilities. The Partnership uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Partnership determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.
Recently Adopted Accounting Standards
On January 1, 2020, the Partnership adopted ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities measure credit losses for most financial assets. The adoption did not have a material impact on the financial statements.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
Recently Issued Accounting Standards not yet Adopted
In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12-Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The standard removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Partnership is adopting the standard on January 1, 2021 and does not expect the adoption to have a material impact on Enviva’s consolidated financial statements.
(3) Acquisition
The Georgia Biomass Acquisition closed on July 31, 2020 and was accounted for as a business combination using the acquisition method of accounting. The following table summarizes the purchase price and the fair values of the amounts recorded for identifiable assets acquired and liabilities assumed at the acquisition date of July 31, 2020.

Purchase price:
Cash paid by the Partnership at closing	$168,338
Reimbursement to the Partnership of certain acquisition-related costs, net	161
Settlement of payable from the Partnership to Georgia Biomass	(3,684)
Payment in relation to the Georgia Biomass Acquisition	164,815
Receivable from purchase price adjustment	(850)
$163,965
Identified net assets acquired:
Cash	$1,516
Accounts receivable	124
Inventories	5,774
Prepaid expenses and other current assets	792
Intangible assets	5,700
Property, plant and equipment	170,603
Operating lease right-of-use assets	14,716
Accounts payable	(390)
Accrued and other current liabilities	(9,472)
Current portion of long-term finance lease obligations	(926)
Long-term finance lease obligations	(3,733)
Long-term operating lease liabilities	(13,356)
Deferred tax liability, net	(13,148)
Intangible liabilities	(7,400)
Other long-term liabilities	(880)
Identifiable net assets acquired	149,920
Goodwill	14,045
Total purchase price	$163,965
The net assets of Georgia Biomass were recorded at their estimated fair values. Significant inputs used to estimate the fair values of certain net assets acquired included estimates of the: (1) replacement cost for property, plant and equipment as if each

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
asset was new as of the acquisition date, which was then adjusted for the depreciation and any obsolescence since the date Georgia Biomass originally acquired that asset; (2) market prices for finished goods inventory and for customer and shipping contracts; (3) incremental borrowing rates as of the acquisition date for leases acquired; and (4) appropriate discount rates.
Goodwill is calculated as the excess of the fair value of the consideration transferred over the fair value of the net assets recognized and represents the future economic benefits arising from other net assets acquired that could not be individually identified and separately recognized. The Partnership believes that the primary items that generated goodwill include both (1) the value of the synergies created between the acquired assets and the Partnership’s pre-existing assets and long-term, take-or-pay off-take contracts and (2) Enviva’s expected ability to grow the combined business by leveraging the combined business experience and the expanded footprint. None of the goodwill is expected to be deductible for tax purposes.
In connection with the Georgia Biomass Acquisition, acquisition-related costs through December 31, 2020 are approximately $3.9 million and are included within general and administrative expenses on the consolidated statements of operations. These acquisition-related costs do not include integration costs.
(4) Revenue
The Partnership disaggregates revenue into two categories: product sales and other revenue. Product sales includes sales of wood pellets. Other revenue includes fees associated with customer requests to cancel, defer or accelerate shipments in satisfaction of the related performance obligation and terminal services fees. Other revenue also includes fees received for other services, including for sales and marketing, scheduling, sustainability, consultation, shipping and risk management services, where the revenue is recognized when the Partnership has satisfied the performance obligation and has a right to the corresponding fee. These categories best reflect the nature, amount, timing and uncertainty of revenue and cash flows.
Performance Obligations
As of December 31, 2020, the amount from contracts with customers allocated to performance obligations that were unsatisfied or partially satisfied was approximately $16.7 billion. The Partnership expects to recognize approximately 6.0% of its remaining performance obligations as revenue in 2021, 8.0% in each of the years ending 2022 and 2023 and the balance thereafter.
Variable Consideration
Variable consideration from off-take contracts arises from several pricing features in the Partnership’s off-take contracts, pursuant to which such contract pricing may be adjusted in respect of particular shipments to reflect differences between certain contractual quality specifications of the wood pellets as measured both when the wood pellets are loaded onto ships and unloaded at the discharge port as well as certain other contractual adjustments.
Variable consideration from terminal services contracts, which was insignificant for the years ended December 31, 2020 and 2019, arises from price increases based on agreed inflation indices and from above-minimum throughput quantities or services.
For the year ended December 31, 2020, the Partnership recognized $0.1 million of product sales revenue related to performance obligations satisfied in previous periods. For the year ended December 31, 2019, product sales revenue was reduced by $0.1 million related to performance obligations satisfied in previous periods.
Contract Balances
Accounts receivable related to product sales as of December 31, 2020 and 2019 were $108.5 million and $67.7 million, respectively. Of this amount, $95.0 million and $64.7 million, respectively, related to amounts that were not yet billable under contracts with customers pending finalization of prerequisite billing documentation. The amounts that have not been billed are expected to be billed within two months.
As of December 31, 2020 and 2019, the Partnership had $4.9 million and $4.1 million, respectively, of deferred revenue for future performance obligations under contracts associated with off-take contracts.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
Other
Accrued and other current liabilities included approximately $50.6 million at December 31, 2020 for costs associated with the Partnership’s product sales.
(5) Significant Risks and Uncertainties Including Business and Credit Concentrations
The Partnership’s business is significantly impacted by greenhouse gas emission and renewable energy legislation and regulations in the U.K., European Union (“EU”) as well as its member states and Japan. If the U.K., the EU or its member states or Japan significantly modify such legislation or regulations, the Partnership’s ability to enter into new contracts as the existing contracts expire may be materially affected.
The Partnership’s product sales are primary to industrial customers located in the U.K., Denmark, Belgium and the Netherlands. Product sales to third-party customers that accounted for 10% or a greater share of consolidated product sales for the years ended December 31 were as follows:

	2020	2019
Customer A	40%	48%
Customer B	9%	10%
Customer C	23%	20%
Customer D	11%	15%
(6) Inventories
Inventories consisted of the following at December 31:

	2020	2019
Raw materials and work-in-process	$15,360	$11,217
Consumable tooling	21,855	25,568
Finished goods	8,009	3,318
Total inventories	$45,224	$40,103
(7) Property, Plant and Equipment, net
Property, plant and equipment, net consisted of the following at December 31:

	2020	2019
Land	$26,040	$16,518
Land improvements	60,110	59,577
Buildings	316,706	264,849
Machinery and equipment	800,252	662,200
Vehicles	6,176	3,817
Furniture and office equipment	16,711	15,207
Leasehold improvements	7,462	7,432
Property, plant and equipment	1,233,457	1,029,600
Less accumulated depreciation	(307,775)	(232,951)
Property, plant and equipment, net	925,682	796,649
Construction in progress	316,739	100,467
Total property, plant and equipment, net	$1,242,421	$897,116
Accrued amounts for property, plant and equipment and construction in progress included in accrued and other current liabilities were $22.8 million at December 31, 2020.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
Total depreciation expense was $80.4 million and $64.9 million, respectively, for the years ended December 31, 2020 and 2019. Total interest capitalized related to construction in progress was $9.4 million and $2.1 million, respectively, for the years ended December 31, 2020 and 2019.
(8) Leases
Operating lease ROU assets and liabilities and finance leases were as follows as of December 31:

	2020	2019
Operating leases:
Operating lease right-of-use assets	$111,927	$59,234

Current portion of operating lease liabilities	$5,799	$5,361
Long-term operating lease liabilities	111,991	59,002
Total operating lease liabilities	$117,790	$64,363

Finance leases:
Property plant and equipment, net	$25,378	$11,199

Current portion of long-term finance lease obligations	$10,051	$5,816
Long-term finance lease obligations	11,552	4,865
Total finance lease liabilities	$21,603	$10,681
Operating and finance lease costs were as follows for the years ended December 31:

Lease Cost	Classification	2020	2019
Operating lease cost:
Fixed lease cost	Cost of goods sold	$6,557	$9,913
	General, administrative and development expenses	4,916	—
Variable lease cost	Cost of goods sold	28	67
	General, administrative and development expenses	268	—
Short-term lease costs	Cost of goods sold	9,216	9,121
	General, administrative and development expenses	187	—
	Total operating lease costs	$21,172	$19,101
Finance lease cost:
Amortization of leased assets	Depreciation and amortization	$8,165	$5,220
Variable lease cost	Cost of goods sold	254	16
	General, administrative and development expenses	231	—
Interest on lease liabilities	Interest expense	651	472
	Total finance lease costs	$9,301	$5,708
	Total lease costs	$30,473	$24,809
Enviva Partners is party to a lease agreement with North Carolina State Ports Authority (“NCSPA”) to lease certain real property at NCSPA’s Wilmington, North Carolina marine terminal for the Wilmington terminal. The lease has a 21-year term, two five-year renewal options and annual base rent of $0.2 million that is payable monthly or annually, subject to a minimum annual throughput fee of $1.9 million for 1.0 million tons annually, subject to increases for throughput above 1.0 million tons annually and an annual increase in producer’s price index up to 1% for industrial commodities less fuel. No payments are due until September 2021. Total estimated payments over the life of the lease are approximately $71.7 million. Operating lease expense related to the lease was $2.3 million for the year ended December 31, 2020.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
In 2018, Enviva Pellets Greenwood, LLC (‘Greenwood”), currently a wholly owned subsidiary of Enviva Partners, purchased all of the assets relating to the operation of a wood pellet production plant located in Greenwood, South Carolina (the “Greenwood plant,” and such acquisition, the “Greenwood acquisition”). Greenwood is party to a railroad car lease agreement (the “Railcar Lease”) with Trinity Industrial Leasing Company, with Enviva Partners as guarantor, to lease a total of 110 covered hopper railcars to be used by the Greenwood plant. The Railcar Lease has a minimum lease term of 98 months ending in September 2026 with monthly base rent payments of $0.1 million due on the first day of each month. A rider to the Railcar Lease added 73 railcars with a minimum lease term of 10 years starting in March 2019 with monthly base rent of less than $0.1 million. The total estimated base rent payments over the life of the lease are estimated at $11.6 million and include provisions for escalation of the base monthly rent in certain events.
In August 2019, Enviva Port of Pascagoula, LLC, a wholly owned subsidiary of the Development JV, (“Pascagoula”) exercised a property lease option with the Jackson County Port Authority (“JCPA”) and the County of Jackson, Mississippi to lease certain portions of real estate located upon which Pascagoula will construct an at-port wood pellet export terminal facility (the “Enviva System”). The lease has a 20-year term, with four five-year renewal options with an annual base rent payment of $0.6 million, subject to an annual increase based on the producer price index for final demand goods. Lease payments are due once the planned terminal is ready for its intended use, which is estimated to be in the third quarter of 2021. The total future minimum lease payments over the 40-year life of the lease are estimated to be $27.6 million.
Pascagoula is a party to a lease with the JCPA to lease a facility to be constructed by the JCPA (the “JCPA system”) for exclusive use by Pascagoula. The JCPA system will consist of certain equipment integral to the operations of the Enviva System. This lease has a 20-year term, with four five-year renewal options. There are two payment options for the exclusive right to use the JCPA System, both of which require a payment equal to the aggregate amount required to repay and discharge in full all working capital and construction loans incurred by JCPA for the construction of the system, which is expected to be approximately $24.0 million plus interest. This lease is accounted for as a “build-to-suit” lease and is recorded as construction-in-progress with a related long-term liability in the consolidated balance sheet.
Operating and finance lease cash flow information was as follows for the years ended December 31:

	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$10,912	$9,917
Operating cash flows from finance leases	651	472
Financing cash flows from finance leases	8,334	4,305

Assets obtained in exchange for lease obligations:
Operating leases	$55,784	$17,510
Finance leases	14,698	8,253

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
The future minimum lease payments and the aggregate maturities of operating and finance lease liabilities are as follows as of December 31, 2020:

Years Ending December 31,	Operating Leases	Finance Leases	Total
2021	$1,272	$10,507	$11,779
2022	10,211	5,757	15,968
2023	14,747	2,439	17,186
2024	14,174	898	15,072
2025	14,354	608	14,962
Thereafter	149,610	2,529	152,139
Total lease payments	204,368	22,738	227,106
Less: imputed interest	(86,578)	(1,135)	(87,713)
Total present value of lease liabilities	$117,790	$21,603	$139,393
The weighted-average remaining lease terms and discount rates for the operating and finance leases were weighted using the undiscounted future minimum lease payments and are as follows as of December 31, 2020:

Weighted average remaining lease term (years):
Operating leases	16
Finance leases	4
Weighted average discount rate:
Operating leases	6%
Finance leases	3%
(9) Derivative Instruments
The Partnership uses derivative instruments to partially offset its business exposure to foreign currency exchange and interest rate risk. The Partnership may enter into foreign currency forward and option contracts to offset some of the foreign currency exchange risk on expected future cash flows and interest rate swaps to offset some of the interest rate risk on expected future cash flows on certain borrowings. The preponderance of the Partnership’s off-take contracts are U.S. Dollar-denominated. The Partnership is primarily exposed to fluctuations in foreign currency exchange rates related to a minority of the Partnership’s off-take contracts that require future deliveries of wood pellets to be settled in British Pound Sterling (“GBP”) and Euro (“EUR”). The derivative instruments expose the Partnership to credit risk to the extent that hedge counterparties may be unable to meet the terms of the applicable derivative instrument. The Partnership seeks to mitigate such risks by limiting its counterparties to major financial institutions. In addition, the Partnership monitors the potential risk of loss with any one counterparty resulting from credit risk. The Partnership does not expect material losses as a result of defaults by counterparties. The Partnership uses derivative instruments to manage cash flow and does not enter into derivative instruments for speculative or trading purposes.
For qualifying cash flow hedges, the effective portion of the gain or loss on the change in fair value is initially reported as a component of accumulated other comprehensive income in partners’ capital and subsequently reclassified into earnings when the hedged exposure affects earnings. The Partnership considered its cash flow hedges to be highly effective at inception. Changes in fair value for derivative instruments not designated as hedging instruments are recognized in earnings.
The Partnership has entered and may continue to enter into foreign currency forward contracts, purchased option contracts or other instruments to partially manage this risk. The Partnership records changes in the fair value of foreign currency derivatives as product sales or cost of goods sold depending on the nature of the item being hedged.
During the year ended December 31, 2020, the Partnership entered into pay-fixed, receive-variable interest rate swaps that expire in September 2021 and October 2021 to hedge interest rate risk associated with the Partnership’s variable rate borrowings under the Partnership’s senior secured revolving credit facility that are not designated and accounted for as cash flow hedges.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
Derivative instruments are classified as Level 2 assets or liabilities based on inputs such as spot and forward benchmark interest rates (such as LIBOR) and foreign exchange rates. The fair value of derivative instruments as of December 31 was as follows:

		Asset (Liability)
	Balance Sheet Classification	2020	2019
Designated as hedging instruments:
Interest rate swap
	Other current assets	$—	$56
Total derivatives designated as hedging instruments		$—	$56

Not designated as hedging instruments:
Interest rate swaps
	Accrued and other current liabilities	$(119)	$—
Foreign currency exchange contracts:
	Prepaid and other current assets	$308	$408
	Other long-term assets	924	1,774
	Accrued and other current liabilities	(2,224)	(735)
	Other long-term liabilities	(3,508)	(1,055)
Total derivatives not designated as hedging instruments		$(4,619)	$392
Unrealized losses related to the change in fair market value of interest rate swaps are recorded in interest expense and were $0.2 million for the year ended December 31, 2020. Our interest rate swap outstanding during the year ended December 31, 2019 was designated as a hedging instrument.
Net unrealized losses related to the change in fair market value of foreign currency derivative instruments not designated as hedging instruments were $4.3 million and $4.6 million during the years ended December 31, 2020 and 2019, respectively, and are included in product sales on the consolidated statement of operations.
Realized gains related to foreign currency derivatives settled were $0.3 million and $1.7 million, during the years ended December 31, 2020 and 2019, respectively, and are included in product sales on the consolidated statement of operations.
The effects of instruments designated as cash flow hedges and the related changes in accumulated other comprehensive income and the gains and losses recognized in earnings for the year ended December 31, 2019 were as follows:

	Amount of Gain (Loss) in Other Comprehensive Income on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)
Interest rate swap	$(146)	Interest expense	$288
The Partnership enters into master netting arrangements designed to permit net settlement of derivative transactions among the respective counterparties. If the Partnership had settled all transactions with its respective counterparties at December 31, 2020, the Partnership would have received a net settlement termination payment of $4.8 million, which differs by $0.2 million from the recorded fair value of the derivatives. The Partnership presents its derivative assets and liabilities at their gross fair values.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
The notional amounts of outstanding derivative instruments associated with outstanding or unsettled derivative instruments as of December 31, 2020 and 2019 were as follows:

	2020	2019
Foreign exchange forward contracts in GBP	£143,565	£50,575
Foreign exchange purchased option contracts in GBP	£51,601	£43,415
Foreign exchange forward contracts in EUR	€12,968	€—
Foreign exchange purchased option contracts in EUR	$—	$1,200
Interest rate swaps	$70,000	$34,354
(10) Goodwill and Other Intangibles
Goodwill
Goodwill was $99.7 million at December 31, 2020. Goodwill includes $14.0 million recorded associated with the Georgia Biomass Acquisition on July 31, 2020, see Note 3, Acquisition. Goodwill includes $80.7 million associated with the acquisition of Cottondale in 2015 and $4.9 million from acquisitions in 2010. The Partnership did not record any impairment losses during the year ended December 31, 2020.
Intangibles
Intangible assets (liabilities) consisted of the following as of:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Favorable customer contracts	$6,200	$(5,566)	$634
Assembled workforce	1,856	(1,249)	607
Unfavorable customer contract	(600)	57	(543)
Unfavorable shipping contract	(6,300)	485	(5,815)
Total intangible liabilities, net	$1,156	$(6,273)	$(5,117)
The Partnership’s intangible assets include an assembled workforce from the Greenwood acquisition, and as a result of the Georgia Biomass Acquisition, the Partnership recorded intangible assets and liabilities related to favorable off-take contracts that expired in 2020 or expire in December 2024, an unfavorable customer contract that expires in December 2024 and an unfavorable shipping contract that expires in December 2025. During the year ended December 31, 2020, $5.5 million of net amortization expense was included in depreciation and amortization on the consolidated statements of operations.
The estimated aggregate net reduction of amortization expense for the next five years is as follows:

Year ended December 31,
2021	$664
2022	1,010
2023	1,140
2024	1,140
2025	1,163
Total	$5,117

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
(11) Long-Term Debt and Finance Lease Obligations
Long-term debt and finance lease obligations at carrying value consisted of the following at December 31:

	2020	2019
2026 Notes, net of unamortized discount, premium and debt issuance of $3.1 million and $6.5 million as of December 31, 2020 and 2019, respectively	$746,875	$593,476
Senior secured revolving credit facility	120,000	—
Seller Note, net of unamortized discount of $2.4 million	37,571	38,704
Related-party note payable	20,000	—
Other loans	2,359	2,006
Finance leases	21,244	10,681
Total long-term debt and finance lease obligations	948,049	644,867
Less current portion of long-term debt, finance lease obligations and related-party note payable	(34,551)	(10,317)
Long-term debt and finance lease obligations, excluding current installments	$913,498	$634,550
2026 Notes
In December 2019, Enviva Partners issued $600.0 million principal amount of 6.5% senior unsecured notes due January 15, 2026 (the “2026 Notes”). Enviva Partners received gross proceeds of approximately $601.8 million from the 2026 Notes and net proceeds of approximately $595.8 million after deducting commissions and expenses. Enviva Partners used the net proceeds from the 2026 Notes to (1) redeem the existing $355.0 million principal amount of 8.5% senior unsecured notes due in 2021, including payment of the related redemption premium, (2) repay borrowings under the senior secured revolving credit facility, including payment of the related accrued interest, and (3) for general purposes. During 2019, the Partnership recorded $6.6 million of debt issuance costs, offset by premium associated with the issuance of the 2026 Notes, which have been recorded as a deduction to long-term debt and finance lease obligations. Interest payments are due semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2020. The Partnership recorded $2.7 million of premium offset by debt issuance costs associated with the Additional Notes
In July 2020, Enviva Partners issued an additional $150.0 million aggregate principal amount of the 2026 Notes at an offering price of 103.75% of the principal amount (the “Additional Notes”). Enviva Partners received net proceeds of approximately $153.6 million from the Additional Notes offering after deducting discounts and commissions. Enviva Partners used the net proceeds from the Additional Notes offering to fund a portion of the cash consideration for the acquisition of Greenwood from the Partnership and Georgia Biomass Acquisition, to repay borrowings under Enviva Partners’ revolving credit facility and for general partnership purposes.
Enviva Partners may redeem all or a portion of the 2026 Notes at any time at the applicable redemption price, plus accrued and unpaid interest, if any, (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date) and, in some cases, plus a make-whole premium.
As of December 31, 2020 and 2019, Enviva Partners was in compliance with the covenants and restrictions associated with, and no events of default existed under, the indenture dated as of December 9, 2019 governing the 2026 Notes. The 2026 Notes are guaranteed jointly and severally on a senior unsecured basis by most of Enviva Partner’s existing subsidiaries and may be guaranteed by certain of its future restricted subsidiaries.
2021 Notes
In December 2019, Enviva Partners redeemed all $355.0 million of aggregate principal amount of 2021 Notes and recognized a $9.0 million loss on the early retirement of debt obligation consisting of a $7.5 million debt redemption premium and $1.5 million for the write-off of unamortized debt issuance costs, original issue discount and premium. The amounts were amortized over the term of the 2021 Notes and were expensed in December 2019 when Enviva Partners repaid $355.0 million of aggregate principal amount of the 2021 Notes. The 2021 Notes early redemption was funded from the issuance of the 2026 Notes.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
Senior Secured Revolving Credit Facility
Enviva Partners has a $350.0 million senior secured revolving credit facility that matures on October 18, 2023.
Borrowings under the revolving credit commitments thereunder bear interest, at Enviva Partners’ option, at either a Eurodollar rate or at a base rate, in each case, plus an applicable margin. The applicable margin will fluctuate between 1.75% per annum and 3.00% per annum, in the case of Eurodollar rate borrowings, or between 0.75% per annum and 2.00% per annum, in the case of base rate loans, in each case, based upon Enviva Partners’ Total Leverage Ratio (as defined in the credit agreement) at such time, with 25 basis point increases or decreases for each 0.50 increase or decrease in its Total Leverage Ratio from 2.75:1:00 to 4.75:1:00.
Enviva Partners is required to pay a commitment fee on the daily unused amount under the revolving credit commitments at a rate between 0.25% and 0.50% per annum. During the years ended December 31, 2020 commitment fees were $0.9 million.
At December 31, 2020, Enviva Partners had $120.0 million in outstanding borrowings under its senior secured revolving credit facility. At December 31, 2019, Enviva Partner had no outstanding borrowings under its senior secured revolving credit facility.

Enviva Partners had a letter of credit outstanding under its senior secured revolving credit facility of $0.3 million at December 31, 2020 and none at December 31, 2019.
The credit agreement contains certain covenants, restrictions and events of default. Enviva Partners is required to maintain (1) a maximum Total Leverage Ratio at or below 4.75 to 1.00 (or 5.00 to 1.00 during a Material Transaction Period) and (2) a minimum Interest Coverage Ratio (as defined in the credit agreement) of not less than 2.25 to 1.00.
As of December 31, 2020 and 2019, Enviva Partners was in compliance with all covenants and restrictions associated with, and no events of default existed under, its senior secured revolving credit facility. The obligations under the senior secured revolving credit facility are guaranteed by certain of Enviva Partners’ subsidiaries and secured by liens on substantially all of its assets; however, the senior secured revolving credit facility is not guaranteed by the Hamlet JV or secured by liens on its assets.
Seller Note
In connection with the Greenwood acquisition, Greenwood issued a promissory note with an aggregate principal amount of $45.0 million to Colombo Energy, Inc. (the “Seller Note”), which was recorded at a fair value of $38.7 million at the date of acquisition. The Seller Note matures in February 2023 and has an interest rate of 2.5% per annum. Principal and related interest payments are due annually through February 2022 and quarterly thereafter. The remaining principal balance was $40.0 million at December 31, 2020.
Debt Issuance Costs and Premium
Unamortized debt issuance costs and premium included in long-term debt at December 31, 2020 and 2019 were $5.5 million and $10.3 million, respectively. Unamortized debt issuance costs associated with revolving credit facilities included in long-term assets were $1.5 million and $2.0 million at December 31, 2020 and 2019, respectively. Amortization expense included in interest expense for the year ended December 31, 2020 and 2019 was $2.6 million.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
Debt Maturities
The aggregate maturities of the Partnership’s long-term debt and finance lease obligations, net of unamortized discount and debt issuance costs, are as follows:

Years Ending December 31:
2021	$34,542
2022	34,273
2023	131,053
2024	810
2025	543
Thereafter	752,382
Long-term debt and finance lease obligations	953,603
Unamortized premium and debt issuance costs	(5,554)
Total long-term debt and finance lease obligations	$948,049
(12) Related-Party Transactions
Riverstone Funds
Riverstone/Carlyle Renewable and Alternative Energy Fund II, L.P. and certain affiliated entities (the “Riverstone Funds”), were the sole members of the General Partner. On July 22, 2020, the Partnership was recapitalized (the “Recapitalization”) and Riverstone Echo Continuation Holdings, L.P. (the “Continuation Fund”) and Riverstone Echo Rollover Holdings, L.P. (the “Rollover Fund”) became the sole members of the General Partner of the Partnership. For further information about the Recapitalization, see Note 14, Partners’ Capital.
The Partnership incurred an annual monitoring fee, which was paid quarterly to the Riverstone Funds, equal to 0.4% of the average value of the Riverstone Funds’ capital contributions to the Partnership during each fiscal quarter. The Partnership incurred $1.2 million and $1.1 million of monitoring fee expense during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Partnership had $0.5 million due related to related-party monitoring fee expense. As of December 31, 2019, the Partnership had no amounts due related to related-party monitoring fee expense.
In November 2020, the Partnership entered into a promissory note with the Continuation Fund and the Rollover Fund for principal amount of $20.0 million (the “Riverstone Loan”). The proceeds of the Riverstone Loan were used (1) to fund a capital call of $15.0 million to the Development JV, (2) to purchase a project site in the amount of $2.6 million to develop a wood pellet production plant in Epes, Alabama, and (3) for general partnership purposes. In February 2021, the Partnership repaid $20.1 million of principal amount plus accrued interest.
(13) Income Taxes
The Partnership’s U.S. operations are organized as limited partnerships and several entities are disregarded entities for federal and state income tax purposes. The partners of the Partnership are liable for income taxes on their share of the Partnership’s taxable income. Some states impose franchise and capital taxes on the Partnership. Such taxes are not material to the consolidated financial statements and have been included in other income (expense) as incurred. The Partnership files a consolidated partnership tax return. One of the Partnership’s wholly owned U.S. corporate subsidiaries, Enviva Cottondale Acquisition I, LLC (“Acquisition I”) is subject to federal and state income taxes. During 2020, one of the Partnership’s subsidiaries formed in connection with the Georgia Biomass Acquisition, Enviva Pellets Waycross Holdings, LLC, is an entity taxable as a corporation and is subject to U.S. federal income tax.
As of fiscal year 2020, the only periods subject to examination for federal and state income tax returns are 2017 through 2019. In foreign taxing jurisdictions, the periods open to examination for the various entities consist of years 2012 through 2020. The Partnership believes its income tax filing positions, including its status as a pass-through entity, would be sustained on audit and does not anticipate any adjustments that would result in a material change to its consolidated balance sheet. Therefore, no reserves for uncertain tax positions, or interest and penalties, have been recorded. For the years ended December 31, 2020 and

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
2019, no provision for federal or state income taxes for uncertain tax positions has been recorded in the consolidated financial statements.
The Partnership’s consolidated statement of operations for the year ended December 31, 2020 includes an income tax expense of $0.2 million. The Partnership’s consolidated statement of operations for the year ended December 31, 2019 includes an income tax benefit of $1.9 million.
Components of the income tax provision applicable to the Partnership for federal, state and foreign taxes are as follows for the years ended December 31:

	2020	2019
Current income tax expense
State	$—	$1
Foreign	86	42
Total current	$86	$43
Deferred income tax expense (benefit)
Federal	$82	$(1,996)
State	1	(1)
Total deferred	83	(1,997)
Total income tax expense (benefit)	$169	$(1,954)
Deferred tax assets and liabilities result from the following at December 31:

	2020	2019
Deferred tax assets
Interest expense limitation	$2,328	$2,654
Net operating loss carryforwards	9,730	5,190
Alternative Minimum Tax credit carryforwards	—	252
Less: valuation allowance	(2,038)	(3,856)
Total deferred tax assets	10,020	4,240

Deferred tax liabilities
Investment in Enviva Partners, LP	(35,202)	(11,795)
Foreign fixed assets	(36)	(35)
Total deferred tax liabilities	$(35,238)	$(11,830)

Noncurrent deferred tax liabilities	$(25,218)	$(7,590)
Deferred tax liabilities, net	$(25,218)	$(7,590)
As of December 31, 2020, Enviva Pellets Waycross Holdings, LLC had gross federal net operating loss carryforwards of $17.2 million, which will expire between 2033 and 2036. Enviva Pellets Waycross Holdings, LLC has an outside basis difference in its investment in Enviva, LP, creating a gross taxable temporary difference of $80.1 million.
As of December 31, 2020, Acquisition I had gross federal net operating loss carryforwards of $2.5 million, which expire between 2035 and 2037 and $15.7 million which do not expire. Acquisition I had gross state net operating loss carryforwards of $34.4 million, which expire between 2032 and 2037 and $32.4 million which do not expire. Acquisition I has an outside basis difference in its investment in Enviva Partners, creating a gross taxable temporary difference of $84.7 million.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
As of December 31, 2019, Acquisition I had gross state net operating loss carryforwards of $40.9 million, which will expire between 2029 and 2039. Acquisition I has an alternative minimum tax (“AMT”) credit carryforward of $0.3 million. Acquisition I has an outside basis difference in its investment in Enviva Partners, creating a gross taxable temporary difference of $54.2 million.
Assessing whether deferred tax assets are realizable requires significant judgment. The Partnership considers all available positive and negative evidence, including historical operating performance and expectations of future operating performance. The ultimate realization of deferred tax assets is often dependent upon future taxable income and therefore can be uncertain. To the extent that the Partnership believes it is more likely than not that all or some portion of the asset will not be realized, valuation allowances are established against any deferred tax assets, which increases income tax expense in the period when such a determination is made.
A significant portion of the state net operating carryforwards (“NOLs”) are in a jurisdiction in which realization of these assets is dependent upon earnings above and beyond the historical trends. As such, as of December 31, 2020 and 2019, the Partnership recorded a valuation allowance in the amount of $1.2 million and $1.3 million, respectively, against the state NOLs.
The Partnership conducts its foreign operations through foreign taxable entities and is therefore subject to foreign income taxes. The Partnership generally has minimal foreign current income tax expense. The foreign deferred tax assets represent net operating loss carryforwards. The Partnership had NOLs related to foreign operations of approximately $3.2 million and $10.3 milion as of December 31, 2020 and 2019, respectively. As of December 31, 2020, the Partnership recorded a deferred tax asset of $0.8 million for the NOLs, which will expire between 2021 and 2026. As of December 31, 2019, the Partnership recorded a deferred tax asset of $2.6 million, which will expire between 2020 and 2026. Management believes that it is more likely than not that the benefit from all foreign NOLs will not be realized. In recognition of this risk, the Partnership has recorded a valuation allowance of $0.8 million and $2.6 million on the deferred tax assets related to these foreign net operating loss carryforwards as of December 31, 2020 and 2019, respectively.
(14) Partners’ Capital
Recapitalization
On the date of the Recapitalization and as of December 31, 2020, the Partnership’s capital consists of the General Partner interest and limited partner interests. The General Partner interest is a non-economic, management interest. The General Partner is granted full and complete power and authority to manage and conduct the business and affairs of the Partnership and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Partnership. The limited partner interests are divided into two series of units, Series A units and Series B units. The limited partner interests of Series A, B and D units issued and outstanding immediately prior to the Recapitalization were bought out by holders who received new Series A units, which were issued and outstanding as of the Recapitalization and December 31, 2020. The limited partner interests represented by the preceding Series C and E units were canceled as part of the Recapitalization.
Series A Units
As of the Recapitalization, Series A units were issued to certain continuing investors and to new investors who purchased the interests of preceding investors. The Partnership did not receive any contributions or make any distributions as part of the Recapitalization. The General Partner has the ability to call on a total of up to approximately $300.0 million incremental equity commitments to finance future growth projects in exchange for additional units.
Series B Units
In August 2020, the Partnership issued equity-classified awards where it may issue up to 10,000 Series B units. The Partnership issued 25% initially, or 2,500 Series B units, and expects to issue an additional 25% on each anniversary over the following three years. The Series B units are intended to constitute “profits interests” as defined by the Internal Revenue Service. These awards were measured at the grant date fair value, which was estimated using a probability weighted discounted cash flow approach to be approximately $38.5 million. The Partnership recognized $13.9 million as compensation expense during the year ended December 31, 2020.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
Distribution Rights
All distributable property of the Partnership legally available for distribution upon a liquidation event shall be distributed as follows:
(a) First: 100% to the Series A Limited Partners in proportion to their respective Unreturned Series A Capital Contributions until the Unreturned Series A Capital Contributions of each Series A Limited Partner have been reduced to $0.
(b) Second: 100% to the Series A Limited Partners in proportion to their Unpaid Series A Preference Amounts until the Unpaid Series A Preference Amount of each Series A Limited Partner has been reduced to $0; and
(c) Thereafter: (i) 85% to the Series A Limited Partners in proportion to their respective Series A Unit Sharing Percentages and (ii) 15% to the Series B Limited Partners in proportion to their respective Series B Unit Sharing Percentages.
Previous Capitalization
Prior to the Recapitalization, the partners’ capital attributable to Enviva Holdings, LP was divided into five classifications: (1) Series A units, (2) Series B units, (3) Series C units, (4) Series D units and (5) Series E units.
Series A Units
The Partnership had previously issued 250.0 million Series A units to the previous Series A limited partners. On the date of the Recapitalization, the previously issued Series A units were bought out by holders who received new Series A units.
Series B Units
The Partnership had previously issued 14.1 million Series B units to the previous Series B limited partners in exchange for certain assets. On the date of the Recapitalization, the previously issued Series B units were bought out by holders who received new Series A units.
Series C Units
The Partnership had issued 6.0 million Series C units pursuant to restricted unit agreements (“Restricted Unit Agreements”). The Series C units were intended to constitute “profits interests” as defined by the Internal Revenue Service. On the date of the Recapitalization, the previously issued Series C units were cancelled and extinguished for no consideration.
Series D Units
The Partnership had issues an aggregate of 113.2 million Series D units. On the date of the Recapitalization, the issued Series D units were bought out by holders who received new Series A units.
Series E Units
The Partnership had issued 1.1 million Series E units pursuant to Restricted Unit Agreements. The Series E units were intended to constitute “profits interests” as defined by the Internal Revenue Service. On the date of the Recapitalization, the previously issued Series E units were cancelled and extinguished for no consideration.
Accumulated Other Comprehensive Income (Loss)
Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, and gains and losses that under GAAP are included in comprehensive income (loss) but excluded from net income (loss).

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
The following table presents the changes in accumulated other comprehensive income for the years ended December 31, 2020 and 2019:

Accumulated other comprehensive income at December 31, 2018	$571
Net unrealized losses on derivative instruments	(146)
Reclassification of net gains on derivative instruments to net income	(288)
Foreign currency translation adjustment	31
Accumulated other comprehensive income at December 31, 2019	168
Reclassification of net gains on derivative instruments to net income	(22)
Foreign currency translation adjustment	98
Accumulated other comprehensive income at December 31, 2020	$244
Noncontrolling Interests
Noncontrolling interests of partners’ capital consist of: (1) third-party equity ownership in Enviva Partners (2) the Hamlet JV and (3) the Development JV.
Enviva Partners
As of December 31, 2020, the Partnership owned common units of Enviva Partners representing an approximate 34% limited partner interest. The Partnership is an indirect owner of Enviva Partners’ general partner, which held the incentive distribution rights (“IDRs”) of Enviva Partners until December 31, 2020 and is an indirect owner of MLP Holdco, LLC (“MLP Holdco”) which has held the IDRs since December 31, 2020. During the year ended December 31, 2020, Enviva Partners issued 6.2 million common units in a private placement at a price of $32.50 per common unit for gross proceeds of $200.0 million. Enviva Partners received proceeds of $190.5 million, net of $9.5 million of issuance costs. During the year ended December 31, 2019, Enviva Partners issued 3.5 million common units in a registered direct offering for net proceeds of approximately $97.0 million, net of $3.0 million of issuance costs.
Enviva Partners has a shelf registration statement that allows Enviva Partners, from time to time, in one or more offerings, to offer and sell (1) common units representing limited partner interests in Enviva Partners and (2) preferred units representing equity interests in Enviva Partners. The aggregate initial offering price of all securities sold by Enviva Partners under the effective shelf registration statement may not exceed $500.0 million.
In connection with the closing of a private placement of common units in June 2020, Enviva Partners entered into a registration rights agreement with investors, pursuant to which Enviva Partners agreed to file and maintain a registration statement with respect to the resale of the common units on the terms set forth therein. On July 10, 2020, Enviva Partners filed the registration statement and on July 20, 2020, the registration statement was declared effective.
The Enviva Partners partnership agreement contains provisions for the allocation of its net income and loss to its limited partners and its general partner. For purposes of maintaining partners’ capital accounts, items of income and loss are allocated among the limited partners in accordance with their respective percentage ownership interests. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to IDRs allocated 100% to Enviva Partners’ general partner through December 31, 2020 and MLP Holdco thereafter.
IDRs represent the right to receive increasing percentages (ranging from 15.0% to 50.0%) of Enviva Partners’ quarterly distributions from operating surplus after distributions in amounts exceeding specified target distribution levels have been achieved. Enviva Partners’ general partner currently holds the IDRs but may transfer these rights at any time.
Enviva Partners intends to distribute a quarterly cash distribution to its unitholders pursuant to a cash distribution policy.

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
The following table details the cash distributions paid or declared per common unit during 2020 and 2019 (in millions, except per unit amounts):

Quarter Ended	Record Date	Payment Date	Distribution per Unit	Noncontrolling Interests Cash Distribution	Total Cash Distribution
March 31, 2019	May 20, 2019	May 29, 2019	$0.6450	$12.8	$23.9
June 30, 2019	August 15, 2019	August 29, 2019	$0.6600	$13.1	$24.9
September 30, 2019	November 15, 2019	November 29, 2019	$0.6700	$13.3	$25.5
December 31, 2019	February 14, 2020	February 28, 2020	$0.6750	$13.5	$26.0
March 31, 2020	May 15, 2020	May 29, 2020	$0.6800	$13.6	$26.4
June 30, 2020	August 14, 2020	August 28, 2020	$0.7650	$20.0	$37.9
September 30, 2020	November 13, 2020	November 27, 2020	$0.7750	$20.3	$38.7
December 31, 2020	February 15, 2021	February 26, 2021	$0.7800	$20.6	$39.3
Distributions made in future periods based on the current period calculation of cash available for distribution are allocated to each class of equity that will receive the distribution. Any unpaid cumulative distributions are allocated to the appropriate class of equity.
Enviva Partners determines the amount of cash available for distribution for each quarter. The amount to be distributed to common unitholders and IDR holders is based on the distribution waterfall set forth in the Enviva Partners partnership agreement. Net earnings for the quarter are allocated to each class of Partnership interest based on the distributions to be made.
Hamlet JV
Enviva Partners holds a controlling interest, and the Hamlet JV Hancock Member holds a noncontrolling interest, in the Hamlet JV. During 2020, the Hamlet JV Hancock Member issued no capital contributions to the Hamlet JV. During 2019, the Hamlet JV Hancock Member contributed $10.0 million in cash as a capital contribution to the Hamlet JV. In addition, $22.8 million in cash, and 1.7 million of Enviva Partners’ common units, or approximately $49.7 million in common units, were distributed to the Hamlet JV Hancock Member during 2019.
Development JV
DevCo holds a controlling interest, and the Development JV Hancock Member holds a noncontrolling interest, in the Development JV. Effective January 1, 2020, the Enviva Member and Hancock Member closed on an executed purchase and sale agreement pursuant to which the Hancock Member agreed to sell to DevCo its membership interests in Greenwood for $93.7 million. During 2020, the Development JV Hancock Member contributed $105.0 million in cash as capital contributions. During 2019, the Development JV Hancock Member contributed $22.5 million in cash as a capital contribution. In February 2021, the Partnership purchased all of Development JV Hancock Member’s limited liability company interests in the Development JV. See Note 17, Subsequent Events - Development JV.
(15) Equity-Based Awards
Enviva Holdings, LP
The Partnership recognizes employee unit-based compensation related to equity-classified awards as cost of goods sold and general and administrative expenses and records a corresponding equity adjustment. Total equity value was estimated using a discounted cash flow analysis at the date of grant.
Enviva Partners Long-Term Incentive Plan
Enviva Partners’ general partner maintains the LTIP for employees, consultants and directors of subsidiaries that perform services for Enviva Partners. The LTIP provides for the grant, from time to time, at the discretion of the board of directors of Enviva Partners’ general partner or a committee thereof (the “EVA GP Board”), of unit options, unit appreciation rights, restricted units, phantom units, DERs and other unit-based awards. The LTIP limits the number of common units that may be delivered pursuant to awards under the LTIP to 3,450,000 common units in accordance with the second amendment to the LTIP, which

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
became effective on January 27, 2021. If equity awards granted under the LTIP are forfeited, canceled, exercised, paid in cash or otherwise terminate or expire without the actual delivery of common units, the corresponding number of such common units will remain available for delivery pursuant to other awards under the LTIP. The common units issuable pursuant to the LTIP will consist, in whole or in part, of common units acquired in the open market or from any affiliate or any other person, newly issued common units or any combination of the foregoing as determined by the EVA GP Board. The Partnership’s unit-based compensation expense associated with the LTIP was $25.7 million and $10.6 million for the years ended December 31, 2020 and 2019, respectively.
During 2020 and 2019, the EVA GP Board granted phantom units in tandem with corresponding DERs to employees of Enviva Management Company who provide services to Enviva Partners (the “Affiliate Grants”), and phantom units in tandem with corresponding DERs to certain independent directors of Enviva Partners’ general partner (the “Director Grants”). The phantom units and corresponding DERs are subject to certain vesting and forfeiture provisions. Award recipients do not have all of the rights of a common unitholder with respect to the phantom units until the phantom units have vested and been settled. Awards of the phantom units settled in common units are settled within 60 days after the applicable vesting date. If a phantom unit award recipient experiences a termination of service under certain circumstances set forth in the applicable award agreement, the unvested phantom units and corresponding DERs (in the case of performance-based Affiliate Grants) are forfeited. Forfeitures are recognized when the actual forfeiture occurs.
A summary of the Affiliate Grant unit awards subject to vesting for the years ended December 31, 2020 and 2019 is set forth below:

	Time-Based Phantom Units		Performance-Based Phantom Units		Total Affiliate Grant Phantom Units
	Units	Weighted Average Grant Date Fair Value (per unit)(1)	Units	Weighted Average Grant Date Fair Value (per unit)(1)	Units	Weighted Average Grant Date Fair Value (per unit)(1)
Nonvested December 31, 2018	723,940	$25.91	239,512	$27.65	963,452	$26.34
Granted	395,851	$30.41	219,943	$30.28	615,794	$30.36
Forfeitures	(99,999)	$28.56	(24,185)	$29.82	(124,184)	$28.80
Vested	(145,506)	$18.30	—	$—	(145,506)	$18.30
Nonvested December 31, 2019	874,286	$28.90	435,270	$28.84	1,309,556	$28.88
Granted	552,988	$37.98	387,060	$38.02	940,048	$38.00
Forfeitures	(133,273)	$33.15	(105,935)	$30.89	(239,208)	$32.15
Vested	(232,116)	$26.97	(67,881)	$28.03	(299,997)	$27.21
Nonvested December 31, 2020	1,061,885	$33.52	648,514	$34.07	1,710,399	$33.73
(1) Determined by dividing the aggregate grant date fair value of awards by the number of awards issued.
Time-based Affiliate Grants vest on the third or fourth anniversary of the grant date and performance-based Affiliate Grants vest in three or four years, where the number of units that vest depend on achievement of specific performance milestones. The fair value of the Affiliate Grants issued during 2020 and 2019 was $35.7 million and $18.7 million based on the market price per unit for Enviva Partners common units on the applicable date of grant. The grant date fair value of performance-based Affiliate Grants is based on the probable outcome of the performance conditions on the grant date. The fair value of the Affiliate Grants is expensed by Enviva Management Company at the grant date. Compensation expense is based on the grant date fair value. Changes in unit-based compensation expense due to passage of time, forfeitures, probability of meeting required performance conditions and final settlements are recorded as adjustments to unit-based compensation expense and partners’ capital. For performance-based Affiliate Grants, expense is accrued only if the performance goals are considered to be probable of occurring. For the years ended December 31, 2020 and 2019, the Partnership recorded $25.1 million and $10.2 million, respectively, of compensation expense with respect to the Affiliate Grants. The unrecognized estimated unit-based compensation cost relating to outstanding Affiliate Grants at December 31, 2020 was $28.6 million, which will be recognized over the remaining vesting period.
In January and August 2020, Director Grants valued at $0.5 million and $0.1 million were granted, which vest on the first anniversary of the grant date, in January and August 2021. In January 2019, Director Grants valued at $0.4 million were granted

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
and vested on the first anniversary of the grant date in January 2020. For the years ended December 31, 2020 and 2019, the Partnership recorded $0.5 million and $0.4 million, respectively, of unit-based compensation expense with respect to the Director Grants. The unrecognized estimated unit-based compensation cost relating to outstanding Director Grants at December 31, 2020 is $0.1 million and will be recognized over the remaining vesting period.
DERs associated with the Affiliate Grants and the Director Grants subject to time-based vesting entitle the recipients to receive payments in respect thereof in a per-unit amount that is equal to any distributions made by the Partnership to the holders of common units within 60 days following the record date for such distributions. The DERs associated with the Affiliate Grants subject to performance-based vesting will remain outstanding and unpaid from the grant date until the earlier of the settlement or forfeiture of the related performance-based phantom units. DER distributions paid related to time-based Affiliate Grants were $3.9 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively.
DER distributions unpaid related to the performance-based Affiliate Grants were as follows as of December 31:

	2020	2019
Accrued liabilities	$1,697	$397
Other long-term liabilities	2,942	1,193
Total unpaid DERs	$4,639	$1,590
(16) Commitments and Contingencies
Commitments
The Partnership has throughput agreements, expiring between 2023 and 2028, to receive terminal and stevedoring services at certain terminals, some of which include options to extend for up to 5 years. The agreements specify a minimum cargo throughput requirement at a fixed price per ton or a fixed fee, subject to an adjustment based on the consumer price index or the producer prices index, for a defined period of time, ranging from monthly to annual basis. At December 31, 2020, the Partnership had approximately $28.8 million in firm commitments under such terminal and stevedoring services agreements. For the years ended December 31, 2020 and 2019, terminal and stevedoring services expenses were $9.7 million and $11.3 million, respectively.
The Partnership has long-term arrangements to secure transportation from its plants to its export terminals. Under certain of these agreements, which expire between 2023 through 2026, the Partnership committed to various annual minimum volumes under multi-year fixed-cost contracts with third-party logistics providers for trucking and rail transportation, subject to increases in the consumer price index and certain fuel price adjustments. For the years ended December 31, 2020 and 2019, transportation expenses were $36.6 million and $34.7 million, respectively.
The Partnership has long-term supply arrangements, expiring between 2021 through 2026, to secure the supply of wood pellets from third-party vendors. The minimum annual purchase volumes are at a fixed price per MT adjusted for volume, pellet quality and certain shipping-related charges. The Partnership also has supply agreements with a counterparty for the purchase and sale of 1,080,000 MT of wood pellets to the same counterparty from the Partnership’s terminal locations. Under long-term supply arrangements, the Partnership purchased approximately $25.1 million and $51.6 million of wood pellets for the years ended December 31, 2020 and 2019, respectively.
Fixed and determinable portions of the minimum aggregate future payments under these agreements are as follows:

2021	$142,383
2022	119,881
2023	112,633
2024	83,182
2025	41,673
Thereafter	25,011
Total minimum payments	$524,763

ENVIVA HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
(In thousands, except number of units, per unit amounts and unless otherwise noted)
In order to mitigate volatility of shipping costs, the Partnership has entered into fixed-price shipping contracts with shippers matching the terms and volumes of certain of its off-take contracts for which it is responsible for arranging shipping. Contracts with shippers, expiring between 2021 through 2039, include provisions as to the minimum amount of MTPY to be shipped and may also stipulate the number of shipments. Pursuant to these contracts, the terms of which extend up to seventeen years, charges are based on a fixed-price per MT and, in some cases, there are adjustment provisions for increases in the price of fuel or for other distribution-related costs. The charge per MT varies depending on the loading and discharge port. For the years ended December 31, 2020 and 2019, shipping expenses included in cost of goods sold were approximately $75.0 million and $64.1 million, respectively.
(17) Subsequent Events
The Partnership has evaluated subsequent events for the period from December 31, 2020 through March 31, 2021, the date these financial statements were issued and, other than as disclosed below, there have been no subsequent events for which disclosure is required.
Senior Secured Green Term Loan Facility
In February 2021, the Partnership entered into a senior secured green term loan facility (the “Green Term Loan”) providing for $325.0 million principal amount, maturing in February 2026. Interest was priced LIBOR plus 5.50% with a LIBOR floor of 1.00%. Interest is payable in arrears at the end of each interest period and on the maturity date. Interest periods of one, two, three or six months may be elected by the Partnership. The Partnership received gross proceeds of $325.0 million and net proceeds of approximately $317.2 million after deducting original issue discount, commissions and expenses. The Partnership used the net proceeds (1) to purchase the Development JV Hancock Member’s interest in the Development JV, (2) to repay the Riverstone Loan, (3) to fund capital expenditure and liquidity reserve cash accounts and (4) for general purposes. The Green Term Loan is guaranteed by all existing and future, direct and indirect, domestic wholly owned restricted subsidiaries of the Partnership except for Enviva Partners GP, LLC, a Delaware limited liability company and Enviva Partners and its subsidiaries. The Partnership may designate any future newly-formed or acquired subsidiary as an unrestricted subsidiary. The Green Term Loan is secured by liens on substantially all of the guarantors’ assets and the IDRs of Enviva Partners. The credit agreement contains certain covenants, restrictions and events of default.
Development JV
In February 2021, the Partnership purchased all of Development JV Hancock Member’s limited liability company interests in Development JV. The Partnership paid a first installment of approximately $130.1 million in February 2021 and a final installment is due at a common control or third-party sale of the Port of Pascagoula or, if earlier, December 31, 2023.